UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☑
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐
LG Card Co., Ltd.

(Name of Subject Company)
N/A

(Translation of Subject Company’s Name into English (if applicable))
The Republic of Korea

(Jurisdiction of Subject Company’s Incorporation or Organization)
Shinhan Financial Group Co., Ltd.

(Name of Person(s) Furnishing Form)
Common Stock

(Title of Class of Subject Securities)
None

(CUSIP Number of Class of Securities (if applicable))
Shinhan Bank, New York Branch
800 Third Avenue, 32nd Floor
New York, New York 10022
212-371-8000

(Name, Address (including zip code) and Telephone Number (including area code) of
Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
May 28, 2007

(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS
Item 1. Home Jurisdiction Documents
(a)	See Exhibit I.1.(a).

(b)	Not applicable.
Item 2. Informational Legends
Included in document attached hereto as Exhibit I.1.(a).
PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
(1)	See Exhibit II.(2).

(2)	Not applicable.

(3)	Not applicable.
PART III – CONSENT TO SERVICE OF PROCESS
(1)	Form F-X filed concurrently with the Commission on May 29, 2007.

(2)	Not applicable.

PART IV — SIGNATURES
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
/s/ Byung Jae Cho

(Signature)
Byung Jae Cho, Chief Financial Officer

(Name and Title)
May 29, 2007

(Date)

Exhibit	Description	Page No.

I.1.(a)	Press Release relating to Exchange Offer for Common Stock of LG Card Co., Ltd. by Shinhan Financial Group Co., Ltd.	5

II.(1)	English Summary of Registration Statement relating to Exchange Offer for Common Stock of LG Card Co., Ltd. by Shinhan Financial Group Co., Ltd.	8

4